UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

current report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

July 24, 2006

Atmospheric Glow Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	333-11591 (Commission File Number	62-1647888 (IRS Employer Identification Number)

_____________________________________

924 Corridor Park Blvd
Knoxville, Tennessee 37932-3723
(865) 777-3776

(Address, zip code and telephone number of principal executive offices)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

information to be included in the report

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

See below for disclosure with respect to loans made by Joseph Byrum, Patrick Martin and Russell Mothershed who are directors of the company and salary deferral loans made by the following executive officers of the company: W. Scott McDonald, Chief Executive Officer; Kimberly Kelly-Wintenberg, President; and Sharon L. Draper, Vice President - Finance.

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 24, 2006 Joseph B. Byrum, Patrick L. Martin and J. Russell Mothershed, directors of Atmospheric Glow Technologies, Inc. ("AGT"), each loaned AGT $100,000, for total loans in the amount of $300,000. The principal is payable on or before October 23, 2006. The notes provide for interest at a rate of 10% per annum. At the option of the lender, amounts owed by AGT may be converted into Common Shares of AGT at the lowest price that shares were sold by AGT in any private placement during the term of the loan, but in no event at a price greater than $0.12 per share. Each lender also is entitled to receive 100,000 Common Shares of AGT (for a total of 300,000 shares) as an inducement to make the loan.

In addition, the following executive officers and employees agreed to loan funds to AGT through payroll deductions in the total amounts described below from checks received every second week over a fourteen week period beginning with the checks issued on July 26, 2006:

W. Scott McDonald $14,154
Kimberly Kellly-Wintenberg $11,382
Sharon L. Draper $ 9,695

Alan L. Wintenberg $10,976

Suzanne L. South $ 3,668

The lenders may discontinue the payroll deductions at any time. The principal is payable beginning on November 1, 2006 in equal amounts payable every second week for fourteen weeks. The notes provide for interest at a rate of 10% per annum. At the option of the lender, amounts owed by AGT may be converted into Common Shares of AGT at the lowest price that shares were sold by AGT in any private placement during the term of the loan, but in no event at a price greater than $0.12 per share. At the end of the deduction period, each lender also is entitled to receive one Common Share of AGT for each $1 loaned (a total of 49,875 shares) as an inducement to make the loan.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

Atmospheric Glow Technologies, Inc.

Date: July 28, 2006 By: _/s/ W. Scott McDonald__________

W. Scott McDonald
Chief Executive Officer